Exhibit 10.17

EXECUTION VERSION

AMENDED AND RESTATED EMPLOYMENT AND NON-COMPETITION

AGREEMENT

This Amended and Restated Employment and Non-Competition Agreement (this “Agreement”), dated June 30, 2015, by and between Univision Communications Inc., a Delaware corporation (the “Company”), a wholly owned subsidiary of Univision Holdings, Inc. a Delaware corporation (“Parent”), and Francisco J. Lopez-Balboa (the “Employee”).

WHEREAS, the Company, Parent and Employee entered into that certain Employment Agreement dated as of May 5, 2015 pursuant to which Employee serves as the Executive Vice President, Chief Financial Officer of the Company and its Affiliates (the “Prior Agreement”);

WHEREAS, the Company, Parent and Employee desire to amend and restate the Prior Agreement in its entirety, to set forth the terms of the Employee’s continued employment with the Company;

WHEREAS, the Employee’s employment with the Company was effective May 7, 2015 (the “Effective Date”); and

WHEREAS, the Company desires to be assured that the confidential information and goodwill of the Company will be preserved for the exclusive benefit of the Company and that, in consideration of the compensation, benefits and continued employment of Employee hereunder, Employee will not be employed with any competitor of the Company for a limited period following Employee‘s termination of employment with the Company;

NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

1. Employment. The Company hereby agrees to employ Employee, and Employee hereby agrees to accept employment with the Company, upon the terms and conditions contained in this Agreement. Employee’s employment with the Company shall commence on the Effective Date and shall continue, subject to earlier termination of such employment pursuant to the terms hereof, until May 31, 2018 (the “Initial Term”). On May 31, 2018 and on each anniversary thereof until May 31, 2020 (the “Expiration Date”), the term of employment under the Agreement shall be automatically extended for an additional twelve-month period (the Initial Term, together with any extension, the “Employment Period”), provided, that the Employment Period shall not automatically extend beyond the Expiration Date and shall expire and terminate (unless earlier in accordance with the terms hereof) on the Expiration Date. Either the Company or Employee may elect to terminate the automatic extension of the Employment Period by giving written notice of such election to the other party not less than six (6) months prior to the end of the then current Employment Period (“Non-Renewal Notice”). In the event the Company provides Employee with a Non-Renewal Notice, the Company agrees to waive Employee’s obligations under Section 8.1 hereto. In the event the Employee continues in employment after

Employee Initials FJL-B

the expiration of the Employment Period, such employment shall be “at will” employment and may be terminated at any time by either party on written notice, but without Sections 5 and 6 hereof applying thereto, provided, that Sections 8 and 9 hereof shall continue to apply.

2. Duties. During the Employment Period, Employee shall serve on a full-time basis and perform services in a capacity and in a manner consistent with Employee’s position for the Company and any entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company (an “Affiliate”). Employee shall have the title of and serve as Executive Vice President, Chief Financial Officer of the Company and its Affiliates. Employee will report to the Chief Executive Officer of the Company (the “CEO”) and to the audit committee of the Company’s board of directors (the “Audit Committee”). Employee shall devote Employee’s entire business time and attention and Employee’s good faith business efforts (excepting vacation time, holidays, sick days and periods of disability) to Employee’s employment and service with the Company and its Affiliates; provided, however, that this Section 2 shall not be interpreted as prohibiting Employee from managing Employee’s personal affairs or engaging in charitable or civic activities (including serving on charitable boards), so long as such activities do not (i) materially interfere with the performance of Employee’s duties and responsibilities hereunder or (ii) create a fiduciary conflict. Employee may serve on for profit boards with the prior consent of the board of directors of the Company (the “Board”) (or a committee thereof) and the CEO, so long as such service does not (i) materially interfere with the performance of Employee’s duties and responsibilities hereunder or (ii) create a fiduciary conflict.

3. Location Of Employment. Employee’s principal place of employment shall be in New York City, NY, subject to business travel consistent with Employee’s duties and responsibilities.

4. Compensation.

4.1 Base Salary.

(a) In consideration of all services rendered by the Employee under this Agreement, the Company shall pay the Employee a base salary (the “Base Salary”) at an annual rate of $1,000,000 during the Employment Period. Employee’s Base Salary will be reviewed annually (but will not decrease, except in the event of an across-the-board proportionate reduction applicable to substantially all senior executives of the Company).

(b) The Base Salary shall be paid in such installments and at such times as the Company pays its regularly salaried employees and shall be subject to all necessary withholding taxes, FICA contributions and similar deductions.

4.2 Annual Bonus. Employee shall be entitled to an annual target bonus opportunity of 100% of Base Salary (the “Target Bonus”) for each fiscal year during the Employment Period, subject to performance goals established by the compensation committee of the Board or the compensation committee of the board of directors of Parent (the “Parent Board”), as applicable (the compensation committee of the Board or the Parent Board, as applicable, referred to herein, as the “Compensation Committee”) in consultation with the Chief Executive Officer. Subject to the percent of the corporate bonus pool funded by the Compensation Committee and Employee’s

Employee Initials FJL-B

satisfactory performance, Employee’s 2015 annual bonus shall be guaranteed to equal the Target Bonus, prorated based on the number of days the Employee is employed in 2015 commencing on the Effective Date. The annual bonus, if any, shall be paid in the calendar year next following the year in which it is earned when bonuses are paid to other executives.

4.3 Equity Grants. Employee shall be eligible for consideration for equity grants, which grants shall be made in the sole discretion of the Compensation Committee. The Employee has been granted, as of the Effective Date, restricted stock units in the form of restricted stock unit award agreement attached hereto at Exhibit A. In addition, upon consummation of the Company’s initial public offering (“IPO”), the Company shall grant to the Employee nonqualified stock options (and/or such other form of equity incentive award as the parties may agree) pursuant to the Company’s standard form of award agreement then in effect except as otherwise agreed between the parties, with a value at the consummation of the IPO as reasonably determined by the Company in good faith, based on an option pricing model, equal to $5,272,000 reduced by the product of the number of shares of the Company’s common stock covered by the Employee’s restricted stock units described above and the Company’s IPO price and with an option exercise price equal to the IPO price; provided, that if the Company has not consummated an IPO by December 31, 2015, the Employee shall be granted nonqualified stock options (and/or such other form of equity incentive award as the parties may agree) within thirty (30) days following such date, pursuant to the Company’s standard form of award agreement then in effect except as otherwise agreed between the parties, with a value on the date of grant as reasonably determined by the Company in good faith, based on an option pricing model, equal to $5,272,000 reduced by the product of the number of shares of the Company’s common stock covered by the Employees restricted stock units described above and the fair market value per share of the Company’s common stock on the date of grant determined consistent with past practice and with an exercise price determined in a manner intended to comply with Code Section 409A (as defined below). Such nonqualified stock options shall vest with respect to one-third (33 1/3%) of the shares of the Company’s common stock underlying the options on each of the first three anniversaries of the Effective Date.

4.4 Vacation. Employee shall be entitled to take vacation time subject to the approval of the Chief Executive Officer and in accordance with Company policy.

4.5 Benefits. During the term of Employee’s employment under this Agreement, Employee shall be entitled to participate in any benefit plans, including medical, disability and life insurance (but excluding any severance or bonus plans unless specifically referenced in this Agreement) offered by the Company as in effect from time to time (collectively, “Benefit Plans”), on the same basis as those generally made available to other senior employees of the Company, to the extent Employee may be eligible to do so under the terms of any such Benefit Plan. Employee understands that any such Benefit Plans may be terminated or amended from time to time by the Company in its sole discretion.

5. Termination. Employee’s employment hereunder may be terminated as follows:

5.1 Automatically in the event of the death of Employee;

Employee Initials FJL-B

5.2 At the option of the Company, by written notice to Employee or Employee’s personal representative in the event of the Disability of Employee while the Employee is Disabled. As used herein, the term Disability shall mean a physical or mental incapacity or disability which has prevented the Employee from performing his material duties for a period of 180 days in any twelve-month period as determined in good faith by the CEO. Notwithstanding the foregoing, in the event that as a result of earlier absence because of mental or physical incapacity Employee incurs a “separation from service” within the meaning of such term under “Code Section 409A” (as defined in Section 12.6(a) hereof) Employee shall on such date automatically be terminated from employment as a Disability termination;

5.3 At the option of the Company for Cause (as defined in Section 6.4), on prior written notice to Employee;

5.4 At the option of the Company at any time without Cause (provided that the assignment of this Agreement to and assumption of this Agreement by the purchaser of all or substantially all of the assets of the Company shall not be treated as a termination without Cause under this Section 5.4); and

5.5 At the option of Employee for Good Reason (as defined in Section 6.5), on prior written notice to the Company in accordance with Section 6.5.

5.6 Subject to Sections 8 and 9 hereof, at the option of Employee without Good Reason upon sixty (60) days prior written notice.

6. Severance Payments.

6.1 Termination Without Cause or by Employee for Good Reason. If Employee’s employment is terminated at any time during the Employment Period by the Company without Cause (and not for death or Disability) or by Employee for Good Reason, subject to Sections 6.6, 8 and 9 hereof, Employee shall be entitled to (i) promptly after termination, Employee’s accrued and unpaid Base Salary through the date of termination, and reimbursement of expenses under Section 7 hereof, (ii) an amount equal to twelve (12) months of Employee’s Base Salary and Target Bonus payable, subject to Section 12.6(b) hereof, in equal installments at the same time Base Salary would be paid over the twelve (12) month period following termination if he had remained employed; provided that the first payment shall be made on the sixtieth (60th) day after Employee’s separation from service and shall include payment of any amounts that would otherwise be due prior thereto (unless an earlier payment is permitted pursuant to Code Section 409A and the terms of this Agreement; and provided further that the Company elects to make such earlier payment), (iii) any annual bonus earned with respect to a fiscal year ending prior to the date of such termination but unpaid as of such date, payable at the same time in the year of termination as such payment would be made if Employee continued to be employed by the Company, (iv) a pro-rata portion of Employee’s annual bonus for the fiscal year in which Employee’s termination occurs based on actual corporate results for such year as if Employee had been continually employed throughout the entire fiscal year (determined by multiplying the amount of such annual bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days in such fiscal year through the date of such

Employee Initials FJL-B

termination and the denominator of which is 365), payable at the same time during the following calendar year as such payment would have been made if Employee continued to be employed with the Company (v) subject to Section 12(b) hereof and Employee’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to Employee each month an amount equal to the monthly amount of COBRA continuation coverage under the Company’s group medical plans as in effect from time to time less the amount of Employee’s portion of the premium as if Employee was an active employee until the earliest of: (x) eighteen (18) months after the date of Employee’s termination of employment; (y) the date Employee obtains other employment that offers medical benefits for which Employee is then eligible; and (z) the date Employee ceases to be eligible for COBRA coverage, and (vi) any other vested amounts or benefits due to Employee in accordance with the Company’s benefit plans, programs or policies (other than severance or Target Bonus). Employee shall also be entitled to treatment of Employee’s equity awards as provided in the applicable equity plan or award agreement.

6.2 Death or Disability. Upon the termination of Employee’s employment due to death or Disability, Employee or Employee’s legal representatives shall be entitled to receive amounts described under Sections 6.1(i), (iii), (iv), (v), and (vi) hereof, as well as provided in the equity plans and awards with regard to Employee’s equity.

6.3 Termination for Cause or Resignation without Good Reason. Except for Base Salary through the day on which Employee’s employment was terminated (which shall be promptly paid), reimbursement of expenses pursuant to Section 7 hereof, and any other vested benefits which may be owing in accordance with the Company’s plans, programs and policies or applicable law, Employee shall not be entitled to receive severance benefits after the last date of employment with the Company upon the termination of Employee’s employment hereunder by the Company for Cause pursuant to Section 5.3 or resignation by Employee without Good Reason pursuant to Section 5.6; provided, however, that for the avoidance of doubt, Employee’s equity awards shall be treated as provided in the applicable equity plan or award agreement.

6.4 Cause Defined. For purposes of this Agreement, the term “Cause” shall mean:

(a) Employee’s willful failure to perform the services hereunder or to follow the lawful direction of the CEO, which is not cured, if curable, within ten (10) days of written notice thereof;

(b) Employee’s indictment for, conviction of (or pleading guilty or nolo contendere in respect of) a felony or any lesser offense involving dishonesty, fraud or moral turpitude;

(c) willful misconduct or material breach of the Company’s Code of Conduct or similar written policies, with regard to the Company, any of its affiliates, or any employees, officers or directors thereof or in connection with performance of Employee’s duties, including theft, fraud, dishonesty or breach of fiduciary duty with regard to the Company or its Affiliates or in connection with Employee’s duties;

Employee Initials FJL-B

(d) willful misconduct unrelated to the Company or its affiliates having, or likely to have, a material negative impact on the Company (economically or reputation -wise) in the good faith opinion of the CEO;

(e) material breach by Employee of any of the provisions of this Agreement which (if curable) is not cured within ten (10) days of written notice; or

(f) as provided in Section 12.1 hereof.

6.5 Good Reason Defined. For purposes of this Agreement, the term “Good Reason” shall mean, without Employee’s prior written consent:

(a) any significant diminution in the Employee’s responsibilities, authorities or duties, or reporting lines;

(b) any material reduction in Employee’s salary or target bonus opportunity percentage of Base Salary;

(c) a relocation of Employee’s office by more than fifty (50) miles from its then location; or;

(d) any material breach by the Company of this Agreement;

provided, that, in each case, any resignation for Good Reason requires notice by Employee to the Company within sixty (60) days of the initial occurrence of such Good Reason event stating such specific facts and circumstances and the Company shall have an opportunity to cure such circumstances (if curable) within thirty (30) days of receipt of such notice. For the avoidance of doubt, Good Reason shall not exist hereunder unless and until the thirty-day cure period following receipt by the Company of Employee’s written notice expires and the Company shall not have cured such circumstances, and in such case Employee’s employment shall terminate for Good Reason on the day following expiration of such thirty-day cure period.

6.6 Conditions to Payment. All payments and benefits due to Employee under Sections 6.1 and 6.2 hereof which are not otherwise required by law shall only be payable if Employee (or Employee’s beneficiary or estate) delivers to the Company and does not revoke (under the terms of applicable law) a general release of all claims in be substantially the form annexed hereto as Exhibit C, including exceptions thereto for amounts due under the applicable provision of this Section 6 and rights to indemnification and directors and officers liability insurance coverage). Such release shall be executed and delivered (and no longer subject to revocation) within sixty (60) days following termination. The Company shall tender such release to Employee within seven (7) days after termination. Failure to timely execute and return such release or revocation thereof shall be a waiver by Employee of Employee’s right to severance. In addition, severance shall be conditioned on Employee’s compliance with Section 8 hereof (excluding inadvertent and de minimis violations that are promptly cured upon notice to Employee).

Employee Initials FJL-B

6.7 No Other Severance. Employee hereby acknowledges and agrees that, other than the severance payment described in this Section 6, upon termination, Employee shall not be entitled to any other severance under any Company benefit plan or severance policy generally available to the Company’s employees or otherwise. Employee shall in all cases be entitled to continued rights to indemnification and directors and officers insurance coverage while potential liability exists during and after employment.

7. Reimbursement of Expenses. The Company shall reimburse the Employee for reasonable expenses actually incurred by the Employee in connection with the business and affairs of the Company and the performance of Employee’s duties hereunder, upon presentation of proper receipts or other proof of expenditure and in accordance with the guidelines and limitations established by the Company from time to time. Such reimbursement shall be made promptly upon presentation of reports and proper documentation but in any event prior to the end of the calendar year following the calendar year in which incurred. The Company shall pay or reimburse the Employee’s legal fees and expenses incurred in connection with this Agreement and related documents up to $25,000 promptly upon submission of invoices.

8. Restrictions on Activities of the Employee.

8.1 Non-Competition. During employment and for the one (1) year period commencing on the date Employee’s employment with the Company ends, other than on behalf of the Company, Employee will not directly or indirectly engage in the “Business” (as defined hereto) in the United States or Puerto Rico and any other country in which Company or any of its Affiliates engages in such Business (whether alone, as a partner, joint venture, officer, director, employee, consultant or investor of any other entity), including but not limited to any activity that is competitive with such business or that involves (x) representing, as talent agent or otherwise, any performer or celebrity, (y) the production of advertising, news or programming of any kind or the distribution or transmission of any such advertising, news or programming wherever produced, or (z) the advertising, marketing, telemarketing or sale of any product, institution or service. Executive also covenants and agrees that during such two-year (2 year) period, Executive will not (other than in the performance of Executive’s duties under this Agreement) join or participate with any person who is, or hereafter at any time is engaged by Company or any of its Affiliates as an officer, performer or independent contractor in the conduct of any business, corporation, partnership, firm or enterprise competing with the business of Company or any of its affiliates. For purposes of this section, “Business” means any and all forms of media, communication and entertainment, including, without limitation, television, radio, the internet (including e-services and e-commerce), music, movies, theater, print and visual/audio entertainment via all methods of delivery whether now known or hereafter developed or conceived. If Employee wishes to provide consulting services or investment banking services, which activity may result in a breach of this Section 8, Employee may request in writing that the Board provide a waiver of such potential breach, which waiver shall specify the entity to which the Employee would render services, and the nature of the services to be provided by Employee. Notwithstanding anything to the contrary, Employee shall not seek a waiver to provide services to (A) a company that is primarily focused on the Hispanic media market, including but not limited to, Telemundo, TV Azteca, MundoFox and Yahoo! En Espanol, or (B) Comcast and any of its subsidiaries and affiliates. The Board shall consider

Employee Initials FJL-B

Employee’s request in its good faith discretion and notify the Employee of its determination within thirty (30) days following the Board’s receipt of Employee’s written request. Notwithstanding anything herein to the contrary, the Employee may hold passive investments in any enterprise if such investment constitutes less than five percent (5%) of the equity of such enterprise. The foregoing shall not create any exception to the requirement to devote Employee’s entire business time to the performance of Employee’s duties while employed hereunder.

8.2 Non-Solicitation. Employee covenants and agrees that during employment and for a period of one (1) year after the termination of Employee’s employment under this Agreement, Employee shall not directly or indirectly influence or attempt to influence or solicit present or future employees, performers or independent contractors of the Company or any of its affiliates to restrict, reduce, sever or otherwise alter their relationship with the Company or such affiliates or assist any other person to do so. Employee covenants and agrees that during employment and for a period of one (1) year following the date of termination of Employee’s employment, Employee shall not directly or indirectly hire any employees of the Company or any of its subsidiaries or assist any other person in doing so. The restrictions in this Section 8.2 shall not apply to with regard to (i) general solicitations that are not specifically directed to employees of the Company or any affiliate (but the restrictions shall still apply to the hiring of any person who responds to such general solicitation), (ii) serving as a reference at the request of an employee or (iii) actions taken in the good faith performance of Employee’s duties for the Company.

8.3 Confidentiality. Employee shall not, during the Employment Period, except in the good faith performance of his duties to the Company, or at any time thereafter directly or indirectly, disclose, reveal, divulge or communicate to any person other than authorized officers, directors and employees of the Company or use or otherwise exploit for Employee’s own benefit or for the benefit of anyone other than the Company, any Confidential Information (as defined below). Employee shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable law; provided, however, that in the event disclosure is required by applicable law, Employee shall provide the Company with prompt notice of such requirement prior to making any disclosure so that the Company may seek an appropriate protective order. Promptly upon termination, for any reason, of Employee’s employment with the Company, Employee agrees to deliver to the Company all property and materials within Employee’s possession or control which belong to the Company or any of its subsidiaries or affiliates or which contains Confidential Information. Notwithstanding the foregoing, Employee shall be permitted to retain Employee’s rolodex and similar address books, including those in electronic form, to the extent that they only contain contact information provided that he provides a copy thereof to the Company. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be construed to prohibit Employee from reporting possible violations of federal or state laws or regulations to any governmental agency or self-regulatory organization, or making other disclosures that are protected under whistle blower or other provisions of any federal or state law or regulation. Employee does not need the prior authorization of the Company to make any such reports or disclosures and Employee is not required to notify the Company that he made such reports or disclosures.

Employee Initials FJL-B

“Confidential Information” means any information with respect to the Company or any of its subsidiaries and affiliates, including methods of operation, customer lists, products, prices, fees, costs, technology, formulas, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters; provided, that, there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the Effective Date, (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder, or (iii) is required to be disclosed by law, court order or other legal process and Employee gives the Company prompt written notice of the receipt thereof and the opportunity to seek a protective order.

8.4 Assignment of Inventions. Employee agrees that during employment with the Company, any and all inventions, discoveries, innovations, writings, domain names, improvements, trade secrets, designs, drawings, formulas, business processes, secret processes and know-how, whether or not patentable or a copyright or trademark, which Employee may create, conceive, develop or make, either alone or in conjunction with others and related or in any way connected with the Company’s strategic plans, products, processes or apparatus or the Business (collectively, “Inventions”), shall be fully and promptly disclosed to the Company and shall be the sole and exclusive property of the Company as against Employee or any of Employee’s assignees. Regardless of the status of Employee’s employment by the Company, Employee and Employee’s heirs, assigns and representatives shall promptly assign to the Company any and all right, title and interest in and to such Inventions made during employment with the Company.

Whether during or after the Employment Period, Employee further agrees to execute and acknowledge all papers and to do, at the Company’s expense, any and all other things necessary for or incident to the applying for, obtaining and maintaining of such letters patent, copyrights, trademarks or other intellectual property rights, as the case may be, and to execute, on request, all papers necessary to assign and transfer such Inventions, copyrights, patents, patent applications and other intellectual property rights to the Company and its successors and assigns. In the event that the Company is unable, after reasonable efforts and, in any event, after ten (10) business days, to secure Employee’s signature on a written assignment to the Company, of any application for letters patent, trademark registration or to any common law or statutory copyright or other property right therein, whether because of Employee’s physical or mental incapacity, or for any other reason whatsoever, Employee irrevocably designates and appoints the Secretary of the Company as Employee’s attorney-in-fact to act on Employee’s behalf to execute and file any such applications and to do all lawfully permitted acts to further the prosecution or issuance of such assignments, letters patent, copyright or trademark.

8.5 Return of Company Property. Within twenty (20) days following the date of any termination of Employee’s employment (with reasonable extensions for death or Disability terminations) and as a condition of any severance payments and benefits provided herein, Employee or Employee’s personal representative shall return all property of the Company and subsidiaries in Employee’s possession, including but not limited to all Company-owned computer equipment (hardware and software), telephones, facsimile machines, palm pilots and other communication devices, credit cards, office keys, security access cards, badges,

Employee Initials FJL-B

identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company and its subsidiaries, its customers and clients or its prospective customers and clients. Anything to the contrary notwithstanding, the Employee shall be entitled to retain (i) personal papers and other materials of a personal nature, provided that such papers or materials are not related to the business and do not include confidential information, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, provided that such papers or materials are not related to the business and do not include confidential information, and provided further that only copies of personal diaries, calendars and rolodexes may be taken and the originals shall be left with the Company, , or except as provided in Section 8.3 hereof, (ii) information showing Employee’s compensation or relating to reimbursement of expenses, and (iii) copies of plans, programs and agreements relating to Employee’s employment, or termination thereof, with the Company which he received in Employee’s capacity as a participant.

8.6 Resignation as an Officer and Director. On or immediately following the date of any termination of Employee’s employment, and as a condition of receiving severance hereunder, Employee shall submit to the Company in writing Employee’s resignation to the extent applicable, if any, as (i) an officer of the Company and of all subsidiaries, (ii) a member of the Board and of the board of directors of all subsidiaries and (iii) as a fiduciary of any benefit plan.

8.7 Cooperation. During and following the Employment Period, Employee shall give Employee’s reasonable assistance and cooperation willingly, upon reasonable advance notice (which shall include due regard to the extent reasonably feasible for Employee’s prior commitments), in any matter relating to Employee’s position with the Company and its subsidiaries, or Employee’s knowledge as a result thereof as the Company may reasonably request, including Employee’s attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s (or a subsidiary’s) defense or prosecution of any existing or future claims or litigations or other proceeding relating to matters in which he was involved or had knowledge by virtue of Employee’s employment with the Company (other than any matter adverse to Employee). In any event, any request of such cooperation following the termination of employment shall take into account Employee’s other personal and business commitments to the extent reasonably feasible. The Company will reimburse Employee for reasonable travel costs and expenses incurred by him (in accordance with Company policy) as a result of providing such assistance, upon the submission of the appropriate documentation to the Company. Additionally, while employed and for two (2) years thereafter Employee agrees to promptly inform the Company if Employee becomes aware of any claims or litigations involving the Company or any subsidiary that may be filed or threatened against the Company or any subsidiary relating to his employment period that he believes in good faith the Company is not already aware of. Employee also agrees to promptly inform the Company (to the extent Employee is legally permitted to do so) during his employment and for two years thereafter if Employee is asked to assist in any investigation of the Company or any subsidiary or any of their actions related to his employment period, regardless of whether a lawsuit or other proceeding has then been filed with respect to such investigation, and shall not so assist unless legally required to do so, or as otherwise authorized by the Company in writing.

Employee Initials FJL-B

8.8 Non-Disparagement. During the Employment Period and for two (2) years thereafter, (a) Employee agrees not to disparage or encourage or induce others to disparage the Company, any subsidiary or Parent or any of their past and present employees, officers, directors, products or services and (b) the Company and its Affiliates formally and their executive officers and members of the Parent Board shall not disparage or encourage or induce others to disparage Employee. For purposes of this Agreement, the term “disparage” includes, without limitation, comments or statements to the press, to the Company’s, subsidiary’s or parent’s employees or to any individual or entity with whom the Employee, the Company, any subsidiary or Parent has a business relationship (including, without limitation, any vendor, supplier, customer or distributor), or any public statement, that would adversely affect in any manner, as applicable: (i) the conduct of any business of the company, any subsidiary or Parent (including, without limitation, any business plans or prospects), or Employee’s employment or potential employment or (ii) the business reputation of the Employee, the Company, any subsidiary or parent. Notwithstanding the foregoing, nothing in this Section 8.8 shall prevent any of the foregoing from (x) making any truthful statement to the extent, but only to the extent (i) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, in the forum in which such litigation, arbitration or mediation properly takes place or (ii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over the Employee, (y) making normal competitive statements during any period after the limitations in Section 8.1 cease to apply or (z) rebutting false or misleading statements of others.

8.9 Survival. This Section 8 shall survive any termination or expiration of this Agreement or employment of Employee.

9. Remedies. It is specifically understood and agreed that any breach of the provisions of Section 8 of this Agreement is likely to result in irreparable injury to the Company and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by Employee and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without bond and without liability should such relief be denied, modified or violated and in the event of a violation (excluding inadvertent and de minimis violations that are promptly cured upon notice to Employee) the Company may cease making any severance payments being made hereunder and, if such breach occurs during the first twelve (12) months after the termination of employment, the Company shall be entitled to recover any severance payments, beyond one month’s Base Salary, made prior thereto.

10. Severable Provisions. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

Employee Initials FJL-B

11. Notices. All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by (a) certified mail, postage and fees prepaid, or (b) nationally recognized overnight express mail service, as follows:

If to the Company:

Univision Communications Inc.

605 Third Avenue

New York, New York 10158

Fax: (212) 937-3901

Attention: Office of the General Counsel – Employment

With copies to (which shall not constitute notice):

Bob Llamas, EVP, Chief Human Resources Officer

605 Third Avenue, 12th Floor

New York, New York 10158

Fax: (917) 720-9018

If to Employee:

The last address shown on records of the Company

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 11.

12. Miscellaneous.

12.1 Employee Representation. Employee hereby represents to the Company that the execution and delivery of this Agreement by Employee and the Company and the performance by Employee of Employee’s duties hereunder shall not constitute a breach of, or otherwise contravene, or be prevented, interfered with or hindered by, the terms of any employment agreement or other agreement or policy to which Employee is a party or otherwise bound. To the extent this representation and warranty is not materially true and accurate, it shall be treated as a Cause event and the Company may terminate Employee for Cause or not permit Employee to commence employment. Subject to Employee’s fiduciary duties and duty of loyalty to the Company, the Company acknowledges that Employee is subject to forfeiture under equity arrangements of his previous employer if he takes certain actions and acknowledges that Employee will not be taking any actions that could result in such forfeitures. Employee represents that he will not use or disclose any confidential information obtained by Employee in connection with Employee’s former employment and the Company represents that it shall not ask Employee’s to use or disclose such confidential information during the course of Employee’s employment with the Company.

12.2 Entire Agreement; Amendment. Except as otherwise expressly provided herein and as further set forth in the grant agreement of any equity awards, this Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, including, without limitation, the Prior Agreement, whether written or oral. This Agreement may not be amended or revised except by a writing signed by the parties.

Employee Initials FJL-B

12.3 Assignment and Transfer. The provisions of this Agreement shall be binding on and shall inure to the benefit of the Company and any successor in interest to the Company who acquires all or substantially all of the Company’s assets and, if through assignment, assumes the Agreement. Neither this Agreement nor any of the rights, duties or obligations of Employee shall be assignable by Employee, nor shall any of the payments required or permitted to be made to Employee by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable laws. All rights of Employee under this Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries.

12.4 Waiver of Breach. A waiver by either party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party.

12.5 Withholding. The Company shall be entitled to withhold from any amounts to be paid or benefits provided to the Employee hereunder any federal, state, local or foreign withholding, FICA contributions, or other taxes, charges or deductions which it is from time to time required to withhold. The Company shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.

12.6 Code Section 409A.

(a) The parties agree that this Agreement shall be interpreted to comply with or be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. The Executive acknowledges that under the tax laws he and not the Company is liable for any additional tax, interest or penalties that may be imposed under Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is specified as subject to this Section 12.6(b) or that is otherwise considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of

Employee Initials FJL-B

Employee, and (ii) the date of Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 12.6(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) (i) All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

(d) For purposes of Code Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

12.7 Arbitration. If any contest or dispute arises between the parties with respect to this Agreement or Employee’s employment or termination thereof, other than injunctive and equitable relief with regard to Section 9 hereof, such contest or dispute shall be submitted to binding arbitration for resolution in New York, New York in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”) then in effect. The decision of the arbitrator shall be final and binding on the parties and may be entered in any court of applicable jurisdiction. The parties shall bear their own legal fees in any arbitration and shall split the fees of the AAA and the arbitrator.

12.8 Governing Law. This Agreement shall be construed under and enforced in accordance with the laws of the State of New York, without regard to the conflicts of law provisions thereof.

12.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.

Employee Initials FJL-B

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

UNIVISION COMMUNICATIONS INC.

By:	/s/ Roberto Llamas
Name:	Roberto Llamas
Title:	Executive Vice President, Human Resources

EMPLOYEE:

/s/ Francisco J. Lopez-Balboa
Francisco J. Lopez-Balboa

Employee Initials FJL-B

EXHIBIT A

BROADCASTING MEDIA PARTNERS, INC.

2010 EQUITY INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT

[SEE ATTACHED]

EXECUTION VERSION

BROADCASTING MEDIA PARTNERS, INC.

2010 EQUITY INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT

Participant:	Francisco J. Lopez-Balboa

Number of Shares Subject to Option:	13,755 shares of Common Stock, par value $0.001 per share (“Shares”) of Broadcasting Media Partners, Inc. (the “Company”).

Type of Option:	Nonqualified Stock Option

Exercise Price Per Share:	$592.00

Grant Date:	May 7, 2015

Vesting Commencement Date:	May 7, 2015

Date Exercisable:	This Option shall become exercisable for Shares or Restricted Stock as provided in Section 2(a) or Section 2(e) of this Option Award Agreement.

Vesting Schedule:	The Shares subject to this Option shall vest as follows:

One-third (33 1⁄3%) of the Shares shall vest on each of the first three anniversaries of the Vesting Commencement Date noted above (each such date a “Vesting Date”); provided Participant’s Service has not terminated prior to the applicable Vesting Date and the vesting of any Shares has not been accelerated as provided below. If a fraction of a Share is scheduled to vest on a Vesting Date, then a whole Share shall vest in lieu thereof, and a corresponding adjustment shall be made to the remainder of the Shares scheduled to vest such that no fractional Shares are subject to vesting.

Additional Vesting Terms:	The vesting requirement with respect to the Shares shall be deemed to be satisfied upon the Participant’s termination of employment with Univision Communications Inc. and its subsidiaries and affiliates (“Univision”) without Cause (other than by reason of the Participant’s death or Permanent Disability) or resignation for Good Reason, in each case within two (2) years after a Change of Control.

Upon the Participant’s termination of employment with Univision by reason of his death or Permanent Disability, the Participant shall be deemed to have satisfied the vesting requirement as to a pro rata portion (based on the number of calendar days during the year through such date of termination divided by 365) of the Shares subject to the Option that are next eligible to satisfy such vesting requirement.

If the Participant’s employment with Univision is terminated for Cause, the Company shall have the right to purchase any Shares acquired pursuant to the exercise of this Option at the lesser of the Participant’s cost or the Fair Market Value of such Shares; provided, however, that if this Option would be subject to California law (as provided in Section 2(d) of the Agreement), such Company purchase right shall be subject to the additional requirements with respect to Options subject to California law set forth in

Section 9(c) of the Agreement; provided, further, that such Company purchase right shall expire upon an Initial Public Offering. If the Participant resigns after an inquiry by the Company as to the existence of Cause has been initiated and Cause existed as of the date of such resignation, this Option shall not be exercisable and the Company shall have same right to purchase any Shares acquired pursuant to the exercise of this Option as if the Participant’s employment had been terminated for Cause.

Definitions:	Capitalized terms are defined in the Agreement and in the Plan to the extent not defined in this Notice.

This Option is granted under and governed by the terms and conditions of Broadcasting Media Partners, Inc. 2010 Equity Incentive Plan (the “Plan”) and the Stock Option Agreement attached hereto as Exhibit A (the “Agreement”), both of which are hereby made a part of this document (the “Notice”).

BROADCASTING MEDIA PARTNERS, INC.

By:	/s/ Roberto Llamas
Name:	Roberto Llamas
Title:	EVP-HR

PARTICIPANT

Signature:	/s/ Francisco J. Lopez-Balboa
Print Name:	Francisco J. Lopez-Balboa

EXHIBIT A

Broadcasting Media Partners, Inc.

2010 Equity Incentive Plan

Option Award Agreement

SECTION 1.	GRANT OF OPTION

(a)	Option. On the terms and conditions set forth in this Agreement and the Notice of Stock Option Grant referencing this Agreement (the “Notice”), Broadcasting Media Partners, Inc. (the “Company”) hereby grants to the Participant an option under the terms set forth in the Notice (the “Option”) pursuant to and in accordance with the terms of the Broadcasting Media Partners, Inc. 2010 Equity Incentive Plan (the “Plan”). Each Notice, together with this referenced Agreement, shall be a separate award governed by the terms of this Agreement and the Plan. This Agreement shall apply both to this Option and to the Shares acquired upon the exercise of this Option.

(b)	Adjustment of Award. The number of Shares subject to this Option is subject to adjustment following the occurrence of certain events affecting the Company, as provided in Section 10 of the Plan.

(c)	Equity Incentive Plan and Defined Terms. This Option is granted under and subject to the terms of the Plan. Capitalized terms are defined in the Notice and in the Plan to the extent not defined in this Agreement.

SECTION 2.	RIGHT TO EXERCISE

(a)	General. Subject to the conditions set forth in this Agreement, all or part of this Option may be exercised by the Participant (or in the case of the Participant’s death or Permanent Disability, the Participant’s representative) to the extent it has vested; provided, that, the Company shall have the right not to deliver Shares upon the exercise of this Option if, after the exercise of this Option, the Participant’s Service is terminated for Cause or the Participant resigns after an inquiry as to whether Cause exists has been initiated and Cause existed as of the date of such resignation.

(b)	Vesting. Subject to the conditions set forth in this Agreement, this Option shall vest at the time or times set forth in the Notice.

(c)	Expiration. This Option shall expire on the earliest to occur of the following: (i) the tenth (10th) anniversary of the date of grant; (ii) ninety (90) days following termination of Participant’s Service for any reason other than death, Permanent Disability, or Cause; (iii) one (1) year following termination of Participant’s Service due to death or Permanent Disability; and (iv) immediately on the date Participant’s Service terminates for Cause. Subject to Section 2(e), the Participant (or in the case of the Participant’s death or Permanent Disability, the Participant’s representative) may exercise all or part of this Option at any time before its expiration under the preceding sentence, but only to the extent that this Option has vested on or before the date the Participant’s Service terminates. When the Participant’s Service terminates, this Option shall expire immediately with respect to the number of Shares for which this Option is not yet vested.

(d)	Expiration if Option is Subject to California Law. Notwithstanding anything to the contrary, if this Option would be subject to Section 25110 of the California Corporations Code or any successor law but for the exemption contained in Section 25102(o) of the California Corporations Code (or any successor law), as provided under Appendix I of the Plan, this Option shall expire on the earliest to occur of the following: (i) the tenth (10th) anniversary of the date of grant; (ii) ninety (90) days following termination of Participant’s Service for any reason other than death, Permanent Disability, or Cause; (iii) one (1) year following termination of Participant’s Service due to death or Permanent Disability; and (iv) immediately on the date Participant’s Service terminates for Cause. Subject to Section 2(e), the Participant (or in the case of the Participant’s death or Permanent Disability, the Participant’s representative) may exercise all or part of this Option at any time before its expiration under the preceding sentence, but only to the extent that this Option has vested on or before the date the Participant’s Service terminates. When the Participant’s Service terminates, this Option shall expire immediately with respect to the number of Shares for which this Option is not yet vested.

(e)	Exercisable for Restricted Stock: With the consent of the Committee, to be provided in its sole discretion, this Option may be exercised for Restricted Stock that has the same vesting requirements as this Option and such other restrictions as determined by the Committee and as set forth in a Restricted Stock Award Agreement to be provided by the Company. As a condition to exercising this Option for Restricted Stock, the Participant shall execute a Restricted Stock Award Agreement.

SECTION 3.	EXERCISE PROCEDURES

(a)	Notice of Exercise. The Participant (or, if applicable the Participant’s representative) may exercise this Option by giving written notice to the Company specifying the election to exercise this Option, the number of Shares for which it is being exercised and the form of payment. Schedule 1 is an example of a “Notice of Exercise”. The Notice of Exercise shall be signed by the person exercising this Option. In the event that this Option is being exercised by the Participant’s representative, the notice shall be accompanied by proof (satisfactory to the Committee) of the representative’s right to exercise this Option. The Participant or the Participant’s representative shall deliver to the Company, at the time of giving the notice, payment in a form permissible under Section 4 hereof for an amount equal to the Exercise Price (as set forth in the Notice) multiplied by the number of Shares with respect to which this Option is being exercised (the “Purchase Price”).

(b)	Issuance of Shares. After receiving a proper notice of exercise and subject to the terms of the Plan, the Notice and this Agreement, the Company shall cause to be issued a certificate or certificates for the Shares as to which this Option has been exercised, registered in the name of the person exercising this Option; provided that prior to the delivery of the Shares, the Participant enters a joinder to the Stockholders Agreement, or such other agreement in a form and substance satisfactory to the Company.

(c)	Withholding Requirements. The Company may withhold any tax (or other governmental obligation) as a result of the exercise of this Option, as a condition to the exercise of this Option, and the Participant shall make arrangements satisfactory to the Company to enable it to satisfy all such withholding requirements. The Participant shall also make arrangements satisfactory to the Company to enable it to satisfy any withholding requirements that may arise in connection with the vesting or disposition of Shares purchased pursuant to the exercise of this Option.

2

(d)	Legend. The Company shall cause to be issued a certificate or certificates for the Shares purchased pursuant to the exercise of this Option registered in the name of the Participant. Unless otherwise determined by the Company, such certificate shall bear the following legend:

“THE VOTING OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE, AND THE SALE, ENCUMBRANCE OR OTHER DISPOSITION THEREOF, ARE SUBJECT TO THE PROVISIONS OF THAT CERTAIN STOCK OPTION AGREEMENT BETWEEN THE RECORD HOLDER OF THE SHARES OF STOCK REPRESENTED BY THE CERTIFICATE AND THE ISSUER. SUCH AGREEMENT INCLUDES RESTRICTIONS AND LIMITATIONS ON THE TRANSFER OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE.”

SECTION 4.	PAYMENT FOR SHARES

(a)	Cash or Check. All or part of the Purchase Price may be paid in cash or personal check.

(b)	Alternative Methods of Payment. All or any part of the Purchase Price and any applicable withholding requirements may be paid by one or more of the following methods:

i.	Surrender of Shares. At the sole discretion of the Committee, by surrendering of Shares then owned by the Participant; provided that such action would not cause the Company or any Subsidiary to recognize a compensation expense (or additional compensation expense) with respect to the applicable Option for financial reporting purposes, unless the Committee consents thereto. Such Shares shall be surrendered to the Company in good form for transfer and shall be valued at their Fair Market Value on the date of the applicable exercise of this Option.

ii.	Net Exercise. At the sole discretion of the Committee prior to an Initial Public Offering or, at the election of the Participant after an Initial Public Offering, by reducing the number of Shares otherwise deliverable pursuant to this Option by the number of such Shares having a Fair Market Value on the date of exercise equal to the Purchase Price (and if applicable, such required withholding).

iii.	Exercise/Sale. At the sole discretion of the Committee prior to an Initial Public Offering or, at the election of the Participant after an Initial Public Offering, by delivering (on a form prescribed by the Company) an irrevocable direction (i) to a securities broker approved by the Company to sell Shares and to deliver all or part of the sales proceeds to the Company, or (ii) to pledge Shares to a securities broker or lender approved by the Company as security for a loan, and to deliver all or part of the loan proceeds to the Company, in each case in payment of all or part of the Purchase Price and any withholding requirements.

Should the Committee exercise its discretion, as applicable, to permit the Participant to exercise this Option in whole or in part in accordance with this Subsection (b) above, it shall have no obligation to permit such alternative exercise with respect to the remainder of this Option or with respect to any other Option to purchase Shares held by the Participant.

3

SECTION 5.	TRANSFER OR ASSIGNMENT OF OPTION.

This Option and the rights and privileges conferred hereby shall not be sold, pledged or otherwise transferred (whether by operation of law or otherwise) other than by will or the laws of descent and distribution and shall not be subject to sale under execution, attachment, levy or similar process.

SECTION 6.	SHAREHOLDER RIGHTS.

(a)	Stockholders Agreement. As a condition to the issuance of any Shares purchased upon exercise of this Option hereunder, the Participant shall enter into and execute a joinder to the Stockholders Agreement or such other agreement in a form and substance satisfactory to the Company.

(b)	Rights as Shareholder. Until such time as the Shares acquired upon exercise of this Option are repurchased by the Company in accordance with the terms of this Agreement, the Participant (or any successor in interest) shall have all the rights of a shareholder (including dividend and liquidation rights) with respect to such Shares. For the avoidance of doubt, the Participant shall have no rights as a stockholder with respect to the Shares underlying this Option until such Shares have been issued pursuant to the terms of this Agreement.

(c)	Voting Rights. The Participant hereby appoints each Principal Investor as its proxy to vote the Shares acquired upon exercise of this Option, whether at a meeting or by written consent in accordance with the provisions of Section 2 of the Stockholders Agreement (whether or not the Participant is required by the Company to execute a joinder to the Stockholders Agreement). The proxy granted hereby is irrevocable and coupled with an interest sufficient in law to support an irrevocable power. Notwithstanding the above, this paragraph 6(c) shall cease to apply as to any such Shares upon the termination of the Stockholders Agreement as to such Shares.

SECTION 7.	SECURITIES LAW ISSUES.

(a)	Securities Not Registered. The Shares acquired upon exercise of this Option have not been registered under the Securities Act. Any Shares acquired upon exercise of this Option are being issued to the Participant in reliance upon either (i) the exemption from such registration provided by Rule 701 promulgated under the Securities Act for stock issuances under compensatory benefit plans such as the Plan or (ii) the exemption for grants made to executive officers of the Company (or one of its Affiliates or Subsidiaries) under Section 4(2) and Regulation D of the Securities Act.

(b)	Participant Representations. The Participant hereby confirms that he or she has been informed that the Shares acquired upon exercise of this Option are “restricted securities” under the Securities Act which may not be resold or transferred unless they are first registered under the Securities Act or unless an exemption from such registration is available. Accordingly, the Participant hereby represents and acknowledges as follows:

i.	The Shares are being acquired for investment, and not with a view to sale or distribution thereof; and

4

ii.	The Participant is prepared to hold the Shares for an indefinite period and is aware that Rule 144 promulgated under the Securities Act (which exempts certain resales of securities) is not presently available to exempt the resale of the Shares from the registration requirements of the Securities Act.

(c)	Registration. The Company may, but shall not be obligated, to register or qualify the Shares under the Securities Act or any other applicable law, except, solely with respect to Participants who are signatories to or have executed a joinder with respect to the Registration Rights Agreement, as required under the Registration Rights Agreement.

(d)	Market Stand-Off. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Company’s Initial Public Offering, the Participant hereby agrees, at the request of the Company or the managing underwriters, to be bound by and/or to execute and deliver, a lock-up agreement with the underwriter(s) of such public offering restricting such Participant’s right to (a) Transfer, directly or indirectly, any Shares acquired under this Agreement or any securities convertible into or exercisable or exchangeable for such Shares or (b) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of Shares acquired under this Agreement, in each case to the extent that such restrictions are agreed to by the Majority Principal Investors (as defined in the Stockholders Agreement) (or a majority of the shares of Common Stock if there are no Principal Investors remaining) with the underwriter(s) of such public offering (the “Principal Lock-Up Agreement”); provided, however, that the Participant shall not be required by this Section 7(d) to be bound by a lock-up agreement covering a period of greater than 90 days (180 days in the case of the Initial Public Offering) following the effectiveness of the related registration statement. Notwithstanding the foregoing, such lock-up agreement shall not apply to: (a) Transfers to Permitted Transferees of the Participant permitted in accordance with the terms of this Agreement, (b) conversions of Shares into other classes of Shares or securities without change of Participant and (c) during the period preceding the execution of the underwriting agreement, Transfers to a charitable organization, described by Section 501(c)(3) of the Code, permitted in accordance with the terms of the Stockholders Agreement.

(e)	Additional Restrictions. The Shares are subject to such additional restrictions as are set forth in the Stockholders Agreement and any employment or consulting agreement between the Participant and the Company or any Subsidiary or Affiliate, as well as such other restrictions upon the sale, pledge or other transfer of such Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions), that in the judgment of the Company, are necessary or desirable in order to achieve compliance with the Securities Act or the securities laws of any state or any other law.

(f)	Participant Undertaking. The Participant agrees to take whatever additional actions and execute whatever additional documents that the Company may deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the Shares pursuant to the provisions of this Agreement or to comply with applicable laws.

SECTION 8.	TRANSFER OF SHARES

(a)	General Rule. Other than as set forth herein, the Shares acquired upon exercise of this Option may not be transferred to any person other than to the Company or to a Permitted Transferee

5

in accordance with the terms of the Stockholders Agreement (whether or not the Participant has executed a joinder to the Stockholders Agreement) or any other applicable agreement entered into by the Company and the Participant. Notwithstanding the above, this Section 8(a) shall cease to apply as to any Shares acquired upon exercise of this Option upon an Initial Public Offering, subject to the Stockholders Agreement or any other applicable agreement entered into by the Company and the Participant.

(b)	Transferee Obligations. If the Shares acquired upon exercise of this Option are transferred to a Permitted Transferee, such Permitted Transferee must, as a condition precedent to the validity of such transfer, acknowledge in writing to the Company that such person is bound by the provisions of this Agreement to the same extent such Shares would be so subject if retained by the Participant.

(c)	Drag-Along Rights. The Shares acquired upon exercise of this Option shall be subject to the Drag-Along Rights as set forth in Sections 4.2 and 4.3 of the Stockholders Agreement (whether or not the Participant is a signatory thereof), the provisions of such Sections 4.2 and 4.3 of the Stockholders Agreement to apply mutatis mutandis to this Agreement. The Participant shall be deemed to have appointed each member of the Principal Investors, with full power of substitution, as the Participant’s true and lawful representative and attorney-in-fact, in such Participant’s name, place and stead, to execute and deliver any and all agreements that the members of the Principal Investors reasonably believe are consistent with the purposes of Sections 4.2 and 4.3 of the Stockholders Agreement. The foregoing power of attorney is coupled with an interest sufficient in law to support an irrevocable power and shall continue in full force and effect notwithstanding the subsequent death, incapacity, bankruptcy or dissolution of any Participant.

(d)	Tag-Along Rights. The Shares shall be subject to the Tag-Along Rights as, and to the extent, set forth in Section 4.1 of the Stockholders Agreement (whether or not the Participant is a signatory thereof), the provisions of such Section 4.1 of the Stockholders Agreement to apply mutatis mutandis to this Agreement.

(e)	Additional Shares or Substituted Securities. In the event of the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities or other property (including money paid other than as an ordinary cash dividend) which are by reason of such transaction distributed with respect to any of the Shares acquired upon exercise of this Option or into which such Shares thereby become convertible shall immediately be subject to this Section 8.

SECTION 9.	CALL RIGHT

(a)	Call Right. If the Participant’s Service with the Company ceases for any reason, the Company shall have the right (but not an obligation) to call any Shares acquired upon exercise of this Option.

(b)	Exercise Notice. In the event the Company wishes to exercise its Call Right, the Company shall notify the Participant (or any Permitted Transferee to whom the Shares have been transferred) by written notice that the Company has elected to exercise such right, and the number of Shares with respect to which the right is being exercised.

6

(c)	Execution of Call. The closing of any purchase and sale pursuant to the Call Right shall take place at the principal office of the Company as soon as reasonably practicable and in no event later than thirty (30) days after the date of the Company’s exercise notice described in Section 9(b) or at such other time and location as the parties to such purchase may mutually determine; provided, however, that if this Option would be subject to California law, as provided in Section 2(d) of this Agreement, the closing of any purchase and sale pursuant to the Call right shall in no event take place later than ninety (90) days after the date of termination of the Participant’s Service.

(d)	Purchase Price. If the Company exercises the Call Right, the Participant shall sell, and shall cause any Permitted Transferee to whom Shares acquired pursuant to exercise of this Option have been transferred to sell (and such Permitted Transferee shall sell), to the Company all of the Shares subject to the Call Right and the Company shall purchase each such Share for its Fair Market Value on the date of the issuance of the Company’s exercise notice pursuant to Section 9(b), except (i) in the event of a termination of the Participant’s employment by the Company for Cause, or (ii) by the Participant’s resignation after an inquiry by the Company as to the existence of Cause has been initiated and Cause existed as of the date of such resignation, the purchase price for each Share shall be the lesser of the amount paid by the Participant or such Fair Market Value. The Company shall make commercially reasonable efforts, as determined by the Board of Directors in good faith, to pay all or any portion of the repurchase price in cash. However, if the Company cannot make all or any portion of the payment in cash it shall issue a promissory note with a principal amount equal to the amount of the repurchase price which was not paid in cash (e.g., the full amount or a portion thereof, as applicable), on which interest will accrue on the principal thereof at a rate equal to the prime rate and the principal, together with the interest thereon, will become due and payable, to the extent commercially reasonable (as determined by the Board of Directors), in three equal annual installments, payable on the first, second and third anniversaries of the date of issuance thereof.

(e)	Lapse of Rights. The Call Right shall lapse upon an Initial Public Offering.

(f)	Additional Shares or Substituted Securities. In the event of the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities or other property (including money paid other than as an ordinary cash dividend) which are by reason of such transaction distributed with respect to any of the Shares subject to the Call Right or into which such Shares thereby become convertible shall immediately be subject to this Section 9.

(g)	Termination of Rights as Shareholder. If the Company makes available, at the time and place and in the amount and form provided in this Agreement, the consideration for the Shares to be purchased in accordance with this Section 9, then after such time the person from whom such Shares are to be purchased shall no longer have any rights as a holder of such Shares (other than the right to receive payment of such consideration in accordance with this Agreement). Such Shares shall be deemed to have been purchased in accordance with the applicable provisions hereof, whether or not the certificate(s) therefor have been delivered as required by this Agreement.

7

SECTION 10.	MISCELLANEOUS PROVISIONS

(a)	No Retention Rights. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary or Affiliate employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without cause.

(b)	Notification. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, or a nationally recognized overnight express mail service with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Participant at the address that he or she most recently provided to the Company.

(c)	Entire Agreement. This Agreement, the Notice, the Plan, the Stockholders Agreement (or such other stockholders agreement entered into between the Company and the Participant) and any employment or consulting agreement between the Participant and the Company constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

(d)	Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(e)	Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to be join herein and be bound by the terms hereof.

(f)	Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State.

SECTION 11.	DEFINITIONS.

(a)	“Agreement” shall mean this Option Award Agreement.

(b)	“Call Right” shall mean the Call Right described in Section 9 of this Agreement.

(c)	“Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

(d)	“Company” shall have the meaning described in Section 1(a) of this Agreement.

(e)	“Company Securities” shall mean Common Stock, or such other class or kind of shares or other securities resulting from an event described in Section 10 of the Plan.

(f)

“Good Reason” shall mean either (i) a material reduction in base salary or (ii) a relocation of the Participant’s primary office at least fifty (50) miles farther from both the Participant’s then primary office location and the Participant’s then primary residence, provided the

8

Participant gives notice to the Company of a Good Reason event within thirty (30) days of the occurrence event, the Company does not cure such event within thirty (30) days of receipt of such notice and the Participant terminates employment within ten (10) days thereafter; provided, however, that if a Participant is a party to any employment or other agreement governing the provision of services to the Company or any Subsidiary or Affiliate, and such agreement defines “Good Reason” (or term of like import), “Good Reason” shall have the meaning given to such term (or term of like import) in such agreement.

(g)	“Initial Public Offering” shall mean (i) “initial public offering” as defined in the Stockholders Agreement and (ii) Company Securities otherwise becoming traded on a national securities exchange.

(h)	“Liquidity Event” shall mean any event whereby the holder of the underlying Shares would be entitled to the tag-along rights set forth in Sections 4.1 of the Stockholders Agreement and/or would be subject to the drag-along provisions set forth in Section 4.2 of the Stockholders Agreement, if such holder of the underlying Shares were a party to the Stockholders Agreement at the time of such event.

(i)	“Notice” shall have the meaning described in Section 1(a) of this Agreement.

(j)	“Participant” shall mean the person named in the Notice.

(k)	“Permanent Disability” shall mean “Disability” as defined in any employment agreement between the Company and the Participant governing the provision of Service by the Participant to the Company and its Affiliates, and shall be interpreted in accordance with the procedures set forth therein, or in the absence of such an agreement, Permanent Disability shall mean the Participant’s absence from the full-time performance of the Participant’s duties with the Company for 180 consecutive days as a result of incapacity due to mental or physical illness, which is determined to be total and permanent by the Board of Directors, in its sole discretion.

(l)	“Permitted Transferee” shall mean “permitted transferee” as defined in the Stockholders Agreement.

(m)	“Plan” shall have the meaning described in Section 1(a) of this Agreement.

(n)	“Principal Investors” shall mean the “principal investors” as defined in the Stockholders Agreement.

(o)	“Qualified Public Offering” shall mean a “qualified public offering” as defined in the Stockholders Agreement.

(p)	“Registration Rights Agreement” shall mean the Amended and Restated Participation, Registration Rights and Coordination Agreement by and among the Company, Broadcast Media Partners Holdings, Inc., Univision Communications Inc. and Certain Persons who will be stockholders of the Company, dated as of November 23, 2010, as may be amended from time to time.

(q)	“Share” shall mean a share of Common Stock, or such other class or kind of shares or other securities resulting from the application of Section 10 of the Plan.

9

(r)	“Stockholders Agreement” shall mean the Amended and Restated Stockholders Agreement by and among the Company, Broadcast Media Partners Holdings, Inc., Univision Communications Inc., and Certain Stockholders of Broadcasting Media Partners, Inc., dated as of November 23, 2010, as may be amended from time to time.

(s)	“Transfer” shall mean “transfer” as defined in the Stockholders Agreement.

10

SCHEDULE 1

FORM OF NOTICE OF EXERCISE

Broadcasting Media Partners, Inc.

[Address]

Attn: Corporate Secretary

To the Corporate Secretary:

I hereby exercise my stock option granted under the Broadcasting Media Partners, Inc. 2010 Equity Incentive Plan (the “Plan”) and notify you of my desire to purchase the shares that have been offered pursuant to the Plan and related Option Agreement as described below.

I shall pay for the shares by delivery of a check payable to Broadcasting Media Partners, Inc. (the “Company”) in the amount described below in full payment for such shares plus all amounts required to be withheld by the Company under state, Federal or local law as a result of such exercise or shall provide such documentation as is satisfactory to the Company demonstrating that I am exempt from any withholding requirement.

This notice of exercise is delivered this      day of              (month)          (year).

No. Shares to be Acquired	Type of Option	Exercise Price	Total
Nonstatutory
Estimated Withholding
Amount Paid

Very truly yours,

Signature of Participant

Participant’s Name and Mailing Address

Participant’s Social Security Number

EXHIBIT B

BROADCASTING MEDIA PARTNERS, INC.

2010 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD

[SEE ATTACHED]

Employee Initials FJL-B

EXECUTION VERSION

BROADCASTING MEDIA PARTNERS, INC.

2010 EQUITY INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD

Reference Number: 2013-A

Participant:	Francisco J. Lopez-Balboa

Number of Units:	3,000

Type of Award:	Restricted Stock Units

Dividend Equivalents:	If dividends or other distributions are paid in respect of the Shares underlying the Units, then a dividend equivalent equal to the amount paid in respect of one Share shall accumulate and be paid with respect to each unvested Unit within fifteen (15) days following the date on which the unvested Unit vests.

Date of Grant:	May 7, 2015

Vesting Commencement Date:	May 7, 2015

Vesting Schedule:	One-third (33 1⁄3%) of the Units shall vest on each of the first three anniversaries of the Vesting Commencement Date (each such date a “Vesting Date”), provided Participant’s Service has not terminated prior to the applicable Vesting Date and the vesting of any Units has not been accelerated as provided below.

Additional Vesting Terms:	The vesting requirement with respect to the Units shall be deemed to be satisfied upon the Participant’s termination of Service with Univision Communications Inc. and its subsidiaries and affiliates (“Univision”) without Cause or resignation for Good Reason, in each case within two (2) years after a Change of Control.

Upon the Participant’s termination of Service with Univision by reason of his or her death or Permanent Disability, the Participant shall be deemed to have satisfied the vesting requirement as to a pro rata portion (based on the number of calendar days during the year through such date of termination divided by 365) of the tranche of Units subject to this Award that are eligible to vest on the Vesting Date immediately following the date on which the Participant’s Service terminates.

In the event the Participant’s Service with the Company is terminated for Cause (as defined below) or the Participant resigns at a time when Cause existed (without regard to any applicable cure periods), all unvested Units shall be forfeited and any Shares previously issued in settlement of vested Units shall be forfeited and canceled for no consideration, except to the extent that the intent of the parties to permit such a forfeiture would be impermissible under California law (only if and to the extent that California Law is applicable) and provided further that the foregoing forfeiture provisions shall not apply after an Initial Public Offering. After an Initial Public Offering, if the Participant’s Service with the Company is terminated for Cause or the Participant resigns at a time when Cause existed (without regard to any applicable cure periods), then, upon the written demand of the
Company made within one (1) year after such termination (“Demand Notice”), the Executive shall, within fifteen (15) days after receipt of the Demand Notice, (x) if Executive still owns all or a portion of the Net Shares, notify the Company to forfeit and cancel such Net Shares still owned for no consideration or (y) to the extent any Net Shares have been disposed of by Participant, pay to the Company the Fair Market Value of such Net Shares on the date the Demand Notice was given to Executive. “Net Shares” shall mean the total number of shares received with regard to any RSUs after reducing such number for the number of shares used to cover withholding taxes on the distribution or, if cash was paid by Participant for the withholding taxes, the number of shares whose Fair Market Value at the time of such Demand Notice equaled the amount of taxes withheld. The Company may, to the extent the Net Shares are no longer owned by the Participant, offset the Fair Market Value of such Shares on the date of the Demand Notice against any amounts otherwise owed to the Participant by the Company (whether as wages, or pursuant to any benefit plan or other compensatory arrangement) provided that the foregoing shall only apply to the extent legally permitted and in no event shall any amounts be offset against any nonqualified deferred compensation within the meaning of Tax Code Section 409A. In addition, this Award shall be subject to recoupment, forfeiture or similar requirements to the extent required by applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section
954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) and/or the rules and regulations of the principal securities exchange or inter-dealer quotation service on which the
Common Stock is listed or quoted. Except as set forth above, the Units will be cancelled upon a termination of Participant’s Service and the Participant shall forfeit any rights with respect thereto.

Settlement:	Units that become vested shall be settled within fifteen (15) days following the applicable Vesting Date by delivery of the Shares underlying the Unit.

Withholding:	The Participant may elect to satisfy the minimum applicable tax withholding in connection with the settlement of Units by having Shares otherwise deliverable in such settlement, having a Fair Market Value (as defined in the Plan) equal to the amount of such withholding, withheld by the Company.

Definitions:	“Cause”, “Change of Control”, and “Service” shall have the same meaning as set forth in the Plan. “Permanent Disability” and “Good Reason” shall have the same meaning as set forth in Section 8 of the Award Agreement.

[Remainder of Page Intentionally Left Blank]

By signing your name below, you accept this Award and acknowledge and agree that this Award is granted under and governed by the terms and conditions of Broadcasting Media Partners, Inc. 2010 Equity Incentive Plan (the “Plan”) and the Restricted Stock Unit Award Agreement reference number 2013-A attached hereto, both of which are hereby made a part of this document and, in the event of a conflict between the terms of this Notice and the terms of the Plan, the terms of the Plan shall take precedence.

BROADCASTING MEDIA PARTNERS, INC.

By:	/s/ Roberto Llamas
Title:	EVP-HR

PARTICIPANT

Signature:	/s/ Francisco J. Lopez-Balboa
Print Name:	Francisco J. Lopez-Balboa

[SIGNATURE PAGE TO RSU NOTICE]

Broadcasting Media Partners, Inc.

2010 Equity Incentive Plan

Restricted Stock Unit Award Agreement

Reference Number: 2013-A

SECTION 1. GRANT OF RESTRICTED STOCK UNIT AWARD.

(a) Award. On the terms and conditions set forth in this Agreement and each Notice of Restricted Stock Unit Award referencing this Agreement (the “Notice”), Broadcasting Media Partners, Inc. (the “Company”) hereby grants the Participant the Restricted Stock Units under the terms set forth in the Notice (the “Units”) pursuant to and in accordance with the terms of the Broadcasting Media Partners, Inc. 2010 Equity Incentive Plan (the “Plan”). Each Notice, together with this referenced Agreement, shall be a separate award governed by the terms of this Agreement and the Plan. This Agreement shall apply both to this Award and to the Shares issued in settlement thereof.

(b) Adjustment of Award. The number of Units subject to this Award is subject to adjustment following the occurrence of certain events affecting the Company, as provided in Section 10 of the Plan.

(c) Equity Incentive Plan and Defined Terms. The Units are granted under and subject to the terms of the Plan. Capitalized terms are defined in Section 8 of this Agreement and in the Plan.

SECTION 2. SECURITIES LAW ISSUES.

(a) Securities Not Registered. Neither the Units nor the underlying Shares have been registered under the Securities Act. To the extent any securities are deemed issued in respect of the Units, they are being issued to the Participant in reliance upon either (i) a registration of such securities under applicable securities laws or (ii) an exemption from registration under applicable securities laws.

(b) Participant Representations. The Participant hereby confirms that he or she has been informed that any securities issued pursuant to this Award are “restricted securities” under the Securities Act which may not be resold or transferred unless they are first registered under the Securities Act or unless an exemption from such registration is available. Accordingly, the Participant hereby represents and acknowledges as follows:

(i)	The Units and any Shares issued in settlement thereof are being acquired for investment, and not with a view to sale or distribution thereof;

(ii)	The Participant is prepared to hold the Units and any Shares issued in settlement thereof for an indefinite period and is aware that Rule 144 promulgated under the Securities Act (which exempts certain resales of securities) is not presently available to exempt the resale of the Units and any Shares issued in settlement thereof from the registration requirements of the Securities Act.

(iii)	The Participant is an “accredited investor” within the meaning of Rule 501(e) of Regulation D of the Securities Act by virtue of the Participant’s position with the Company, income, assets or otherwise.

(c) Registration. The Company may, but shall not be obligated to, register or qualify the award of the Units or Shares issued in settlement thereof to the Participant under the Securities Act or any other applicable law, except, solely with respect to Participants who are signatories to or have executed a joinder with respect to the Registration Rights Agreement (with respect to the Shares issued in settlement of this Award), as required under the Registration Rights Agreement.

1

(d) Market Stand-Off. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Company’s Initial Public Offering, the Participant hereby agrees, at the request of the Company or the managing underwriters, to be bound by and/or to execute and deliver, a lock-up agreement with the underwriter(s) of such public offering restricting such Participant’s right to (a) Transfer, directly or indirectly, any Shares acquired under this Agreement or any securities convertible into or exercisable or exchangeable for such Shares or (b) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of Shares acquired under this Agreement, in each case to the extent that such restrictions are agreed to by the Majority Principal Investors (as defined in the Stockholders Agreement) (or a majority of the shares of Common Stock if there are no Principal Investors remaining) with the underwriter(s) of such public offering (the “Principal Lock-Up Agreement”); provided, however, that the Participant shall not be required by this Section 2(d) to be bound by a lock-up agreement covering a period of greater than 90 days (180 days in the case of the Initial Public Offering) following the effectiveness of the related registration statement. Notwithstanding the foregoing, such lock-up agreement shall not apply to: (a) Transfers to Permitted Transferees of the Participant permitted in accordance with the terms of this Agreement, (b) conversions of Shares into other classes of Shares or securities without change of Participant and (c) during the period preceding the execution of the underwriting agreement, Transfers to a charitable organization, described by Section 501(c)(3) of the Code, permitted in accordance with the terms of the Stockholders Agreement.

(e) Additional Restrictions. The Units and any Shares issued in settlement thereof are subject to such additional restrictions as are set forth in the Stockholders Agreement and any employment or consulting agreement between the Participant and the Company or any Subsidiary or Affiliate, as well as such other restrictions upon the sale, pledge or other transfer of such Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions), that in the judgment of the Company, are necessary or desirable in order to achieve compliance with the Securities Act or the securities laws of any state or any other law.

(f) Participant Undertaking. The Participant agrees to take whatever additional actions and execute whatever additional documents that the Company may deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed on either the Participant, Units or the Shares pursuant to the provisions of this Agreement or to comply with applicable laws.

SECTION 3. TRANSFER

(a) General Rule. The Units may not be transferred to any person other than to the Company or to a Permitted Transferee in accordance with the terms of the Stockholders Agreement (whether or not the Participant has executed a joinder to the Stockholders Agreement) or any other applicable agreement entered into by the Company and the Participant; provided that notwithstanding the Stockholders Agreement, the Company may restrict transfers to a Permitted Transferee if, in its sole and absolute discretion, the Company determines it desirable in order to limit the number of holders of record of shares of stock of the Company, so as to prevent the Company from becoming a reporting company under the Securities and Exchange Act of 1934. Notwithstanding the above, this Section 3(a) shall cease to apply as to any Shares issued upon settlement of the Units upon an Initial Public Offering, subject to the Stockholders Agreement or any other applicable agreement entered into by the Company and the Participant.

2

(b) Transferee Obligations. If the Units are transferred to a Permitted Transferee, such Permitted Transferee must, as a condition precedent to the validity of such transfer, acknowledge in writing to the Company that such person is bound by the provisions of this Agreement to the same extent as if such Units were retained by the Participant.

SECTION 4. SETTLEMENT OF UNITS.

(a) Time of Settlement. Subject to the terms of the Plan, the Notice and this Agreement, the Units shall be settled at such time and in such form as is set forth in the Notice; provided, however, that Units shall be settled in all events no later than March 15 of the year following the year in which such Units vest. As of the Date of Grant set forth in the Notice, the Participant shall enter into a joinder to the Stockholders Agreement (if not already a party to the Stockholders Agreement with respect to such Shares) substantially in the form attached hereto as Exhibit A, to become effective upon the settlement of the Units by the delivery of Shares.

(b) Shareholder Rights. The Participant (or any successor in interest) shall not have any of the rights of a shareholder (including, without limitation, voting, dividend and liquidation rights) with respect to the Units.

(c) Withholding Requirements. Unless the Participant elects to satisfy the minimum applicable income and employment tax withholdings in connection with the settlement of Units by having Shares otherwise deliverable in such settlement, having a Fair Market Value equal to the amount of such withholdings, withheld by the Company (a “Withholding Tax Election”), the Participant shall pay the amount of such withholdings to the Company in cash within ten (10) days after the Units vest, provided that, if the Participant does not make such payment to the Company within such ten (10) day period, the Participant shall be deemed to have made a Withholding Tax Election.

(d) Legend. The Shares issued in settlement of the Units shall, unless otherwise determined by the Company, bear the following legend:

“THE VOTING OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE, AND THE SALE, ENCUMBRANCE OR OTHER DISPOSITION THEREOF, ARE SUBJECT TO THE PROVISIONS OF THIS RESTRICTED STOCK UNIT AWARD AGREEMENT. SUCH AGREEMENT INCLUDES RESTRICTIONS AND LIMITATIONS ON THE TRANSFER OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE.”

(e) No Fractional Shares. No scrip or fractional certificates will be issued with respect to any Shares issued in settlement of the Units. If a Participant would otherwise be entitled to receive fractional Shares in respect of the Units, the Company shall round the number of Shares to be received to the closest whole Share; provided that in no event shall a Participant receive more than the total number of Shares subject to the Award. If the number of Shares received by a Participant has been rounded down, the Company shall record the amount of such fractional Shares in a book entry account and shall issue one or more whole Shares in respect of such amount on the last settlement date applicable to such Award; provided, however, if a Participant’s account is credited with fractional Shares on the date immediately prior to the expiration or termination of the Award, the Company shall pay the Participant cash in lieu of such fractional Shares.

3

SECTION 5. RESTRICTIONS ON SHARES.

(a) Drag-Along Rights. Shares issued in settlement of the Units shall be subject to the Drag-Along Rights as set forth in Sections 4.2 and 4.3 of the Stockholders Agreement (whether or not the Participant is a signatory thereof), the provisions of such Sections 4.2 and 4.3 of the Stockholders Agreement to apply mutatis mutandis to this Agreement. The Participant shall be deemed to have appointed each member of the Principal Investors, with full power of substitution, as the Participant’s true and lawful representative and attorney-in-fact, in such Participant’s name, place and stead, to execute and deliver any and all agreements that the members of the Principal Investors reasonably believe are consistent with the purposes of Sections 4.2 and 4.3 of the Stockholders Agreement. The foregoing power of attorney is coupled with an interest sufficient in law to support an irrevocable power and shall continue in full force and effect notwithstanding the subsequent death, incapacity, bankruptcy or dissolution of any Participant

(b) Tag-Along Rights. Shares issued in settlement of the Units shall be subject to the Tag-Along Rights as, and to the extent, set forth in Section 4.1 of the Stockholders Agreement (whether or not the Participant is a signatory thereof), the provisions of such Section 4.1 of the Stockholders Agreement to apply mutatis mutandis to this Agreement.

(c) Voting Rights. The Participant hereby appoints each Principal Investor as its proxy to vote the Shares issued in settlement of the Units, whether at a meeting or by written consent in accordance with the provisions of Section 2 of the Stockholders Agreement (whether or not the conditional joinder to the Stockholders Agreement executed by the Participant becomes effective pursuant to Section 4 hereof). The proxy granted hereby is irrevocable and coupled with an interest sufficient in law to support an irrevocable power. Solely with respect to Participants whose joinder to the Stockholders Agreement has become effective, this proxy shall not be used to affect any amendment pursuant to the Stockholders Agreement and Registration Rights Agreement, which, by its terms, Discriminates (as defined in the Registration Rights Agreement) against the holders of Management Shares (as such term is defined in the Stockholders Agreement); provided that it is understood and agreed that, for the purposes of interpreting and enforcing this proxy, amendments that affect all Stockholders (as such term is defined in the Stockholders Agreement) will not be deemed to Discriminate against the holders of Management Shares simply because holders of such shares (i) own or hold more or less Shares than any other Stockholders, (ii) invested more or less money in the Company or its direct or indirect subsidiaries than any other Stockholders or (iii) have greater or lesser voting rights or powers than any other Stockholders. Notwithstanding the above, this paragraph 5(d) shall cease to apply as to any such Shares upon the termination of the Stockholders Agreement as to such Shares, subject to any other applicable agreement entered into by the Company and the Participant.

(d) Forfeiture of Shares upon Termination for Cause. The Shares issued in settlement of the Units shall be forfeited without payment therefor in the event the Participant’s Service is terminated for Cause or the Participant resigns at a time when Cause existed (without regard to any applicable cure periods), except to the extent that the intent of the parties to permit such a forfeiture would be impermissible under California law (only if and to the extent that California Law is applicable).

(e) Additional Shares or Substituted Securities. In the event of the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities or other property (including money paid other than as an ordinary cash dividend) which are by reason of such transaction distributed with respect to any of the Shares subject to this Section 5 or into which such Shares thereby become convertible shall immediately be subject to this Section 5.

4

SECTION 6. CALL RIGHT.

(a) Call Right. If the Participant’s Service with the Company ceases for any reason, the Company shall have the right (but not an obligation) to call any Shares issued in settlement of the Units on such termination (or at any time thereafter).

(b) Exercise Notice. In the event the Company wishes to exercise its Call Right, the Company shall notify the Participant (or any Permitted Transferee to whom the Shares have been transferred) by written notice that the Company has elected to exercise such right, and the number of Shares with respect to which the right is being exercised.

(c) Execution of Call. The closing of any purchase and sale pursuant to the Call Right shall take place at the principal office of the Company as soon as reasonably practicable and in no event later than thirty (30) days after the date of the Company’s exercise notice described in Section 6(b) or at such other time and location as the parties to such purchase may mutually determine.

(d) Purchase Price. If the Company exercises the Call Right, the Participant shall sell, and shall cause any Permitted Transferee to whom Shares have been transferred to sell (and such Permitted Transferee shall sell), to the Company all of the Shares subject to the Call Right and the Company shall purchase each such Share for its Fair Market Value on the date of the issuance of the Company’s exercise notice pursuant to Section 6(b). The Company shall make commercially reasonable efforts, as determined by the Board of Directors in good faith, to pay all or any portion of the repurchase price in cash. However, if the Company cannot make all or any portion of the payment in cash it shall issue a promissory note with a principal amount equal to the amount of the repurchase price which was not paid in cash (e.g., the full amount or a portion thereof, as applicable), on which interest will accrue on the principal thereof at a rate equal to the prime rate and the principal, together with the interest thereon, will become due and payable, to the extent commercially reasonable (as determined by the Board of Directors), in three equal annual installments, payable on the first, second and third anniversaries of the date of issuance thereof.

(e) Lapse of Rights. The Call Right shall lapse upon an Initial Public Offering.

(f) Additional Shares or Substituted Securities. In the event of the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities or other property (including money paid other than as an ordinary cash dividend) which are by reason of such transaction distributed with respect to any of the Shares subject to the Call Right or into which such Shares thereby become convertible shall immediately be subject to this Section 6.

(g) Termination of Rights as Shareholder. If the Company makes available, at the time and place and in the amount and form provided in this Agreement, the consideration for the Shares to be purchased in accordance with this Section 6, then after such time the person from whom such Shares are to be purchased shall no longer have any rights as a holder of such Shares (other than the right to receive payment of such consideration in accordance with this Agreement). Such Shares shall be deemed to have been purchased in accordance with the applicable provisions hereof, whether or not the certificate(s) therefor have been delivered as required by this Agreement.

5

SECTION 7. MISCELLANEOUS PROVISIONS.

(a) No Retention Rights. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary or Affiliate employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without Cause.

(b) Notification. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, or a nationally recognized overnight express mail service with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office to the attention of the Executive Vice President and Chief Human Resources Officer of the Company with a copy to the Executive Vice President, General Counsel and Secretary of the Company, and to the Participant at the address that he or she most recently provided to the Company.

(c) Entire Agreement. This Agreement, the Notice, the Plan, the Stockholders Agreement (or such other stockholders agreement entered into by the Company and the Participant), any employment or consulting agreement between the Participant and the Company, and, for the avoidance of doubt, constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

(d) Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(e) Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

(f) Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State.

(g) Compliance with Section 409A of the Code. The Company intends that the Units be structured in compliance with, or to satisfy an exemption from, Section 409A of the Internal Revenue Code of 1986, as amended, and all regulations, guidance, compliance programs and other interpretative authority thereunder (“Section 409A”), such that there are no adverse tax consequences, interest, or penalties as a result of the payments. Notwithstanding the Company’s intention, in the event the Units are subject to Section 409A, the Committee (as defined in the Plan) may, in its sole discretion, take the actions described in Section 12 of the Plan. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of nonqualified deferred compensation (within the meaning of Section 409A) that are otherwise required to be made under the Agreement to a “specified employee” (as defined under Section 409A) as a result of his or her separation from service (other than a payment that is not subject to Section 409A) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid on the date that immediately follows the end of such six-month period or as soon as administratively practicable thereafter. A termination of Service shall not be deemed to have occurred for purposes of any provision of the

6

Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of Service, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of the Agreement relating to any such payments or benefits, references to a “termination,” “termination of Service” or like terms shall mean “separation from service.”

SECTION 8. DEFINITIONS.

(a) “Agreement” shall mean this Restricted Stock Unit Award Agreement.

(b) “Call Right” shall mean the Call Right described in Section 6 of this Agreement.

(c) “Change of Control” shall have the meaning ascribed to such term in the Plan.

(d) “Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

(e) “Company” shall have the meaning described in Section 1(a) of this Agreement.

(f) “Company Securities” shall mean Common Stock or such other class or kind of shares or other securities resulting from an event described in Section 10 of the Plan.

(g) “Good Reason” shall mean either (i) a material reduction in base salary or (ii) a relocation of the Participant’s primary office at least fifty (50) miles farther from both the Participant’s then primary office location and the Participant’s then primary residence, provided the Participant gives notice to the Company of a Good Reason event within thirty (30) days of the occurrence of the event, the Company does not cure such event within thirty (30) days of receipt of such notice and the Participant terminates Service within ten (10) days thereafter; provided, however, that if a Participant is a party to any employment or other agreement governing the provision of services to the Company or any Subsidiary or Affiliate, and such agreement defines “Good Reason” (or term of like import), “Good Reason” shall have the meaning given to such term (or term of like import) in such agreement

(h) “Initial Public Offering” shall mean (i) “initial public offering” as defined in the Stockholders Agreement and (ii) Company Securities otherwise becoming traded on a national securities exchange.

(i) “Notice” shall have the meaning described in Section 1(a) of this Agreement.

(j) “Participant” shall mean the person named in the Notice.

(k) “Permanent Disability” shall mean “Disability” as defined in any employment agreement between the Company and the Participant governing the provision of Service by the Participant to the Company and its Affiliates as of the date hereof, and shall be interpreted in accordance with the procedures set forth therein, or in the absence of such an agreement, Permanent Disability shall mean the Participant’s absence from the full-time performance of the Participant’s duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness, which is determined to be total and permanent by the Board of Directors, in its sole discretion.

(l) “Permitted Transferee” shall mean “permitted transferee” as defined in the Stockholders Agreement.

7

(m) “Plan” shall have the meaning described in Section 1(a) of this Agreement.

(n) “Principal Investors” shall mean the “principal investors” as defined in the Stockholders Agreement.

(o) “Qualified Public Offering” shall mean a “qualified public offering” as defined in the Stockholders Agreement.

(p) “Registration Rights Agreement” shall mean the Amended and Restated Participation, Registration Rights and Coordination Agreement by and among the Company, Broadcast Media Partners Holdings, Inc., Univision Communications Inc. and Certain Persons who will be stockholders of the Company, dated as of December 20, 2010, as may be amended from time to time.

(q) “Service” shall have the meaning ascribed to such term in the Plan.

(r) “Share” shall mean a share of Common Stock, or such other class or kind of shares or other securities resulting from the application of Section 10 of the Plan.

(s) “Stockholders Agreement” shall mean the Amended and Restated Stockholders Agreement by and among the Company, Broadcast Media Partners Holdings, Inc., Univision Communications Inc., and Certain Stockholders of Broadcasting Media Partners, Inc., dated as of December 20, 2010, as amended from time to time.

(t) “Transfer” shall mean “transfer” as defined in the Stockholders Agreement.

(u) “Units” shall have the meaning described in Section 1(a) of this Agreement.

(v) “Withholding Tax Election” shall have the meaning described in Section 4(c) of this Agreement.

8

EXHIBIT C

GENERAL RELEASE OF CLAIMS

A general release is required as a condition for receiving the severance payments and benefits described in Section 6 of the Employment Agreement, by and between Univision Communications Inc., a Delaware corporation (“Company”) and Francisco J. Lopez-Balboa, effective as             , 20     (the “Employment Agreement”).

(1)	General. By executing this General Release (“General Release”), you have advised us that you waive any and all claims against the Company, and its subsidiaries and affiliated or related entities, and any and all of their respective predecessors, successors, assigns and employee benefit plans, and in such capacities their respective past, present or future officers, directors, shareholders, employees, trustees, fiduciaries, administrators, agents or representatives (collectively, the “Releasees”) and by execution of this General Release you irrevocably and unconditionally release and forever discharge any such claims except as provided in Paragraph 3(d) below.

(2)	Acknowledgment. You hereby agree and acknowledge that the severance pay and benefits under Section 6 of the Employment Agreement exceed any payment, benefit or other thing of value to which you might otherwise be entitled under any policy, plan or procedure of the Company or its Affiliates (as defined in the Employment Agreement) or pursuant to any prior agreement or contract with the Company or its Affiliates.

(3)	Release.

(a)	You understand and agree that this General Release will extend to all claims, demands, liabilities and causes of action of every kind, nature and description whatsoever, whether known, unknown or suspected to exist, which you ever had or may now have against the Releasees related to the Company and its subsidiaries and affiliates or related entities, including, without limitation, any claims, demands, liabilities and causes of action arising from your employment with the Releasees and the termination of that employment, including any claims for severance or vacation pay, business expenses, and/or pursuant to any federal, state, county, or local employment laws, regulations, executive orders, or other requirements, including, but not limited to, Title VII of the 1964 Civil Rights Act, the 1866 Civil Rights Act, the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Workers Adjustment and Retraining Notification Act, Sections 503 and 504 of the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act of 2002, the New York State Human Rights Law, the New York Executive Law, the New York Labor Law, the New York City Administrative Code and any other local, state or federal fair employment laws, and any contract or tort claims.

(b)

It is further understood and agreed that you are waiving any right to initiate an action in state or federal court by you or on your behalf alleging discrimination on the basis of race, sex, religion, national origin, age, disability, marital status, or any other protected status or involving any contract or tort claims based on your termination of employment from the Company that are released hereby. It is also acknowledged that your termination is not in any way related to any work related injury.

(c)	This General Release will not prevent you from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by you for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) shall be barred.

(d)	The sole exceptions to this General Release are: (i) retirement benefits accrued and vested prior to the effective date of your employment termination, (ii) documented, accrued and unpaid wages, benefits and expense reimbursement owing for the period through the effective date of your employment termination, (iii) the accrued and unpaid welfare benefit claims incurred prior to your employment termination, (iv) the benefits specifically provided in Section 6 of the Employment Agreement, (v) treatment of your equity awards as provided in the applicable equity plan or award agreement, (vi) any right to indemnification under applicable corporate law, the Employment Agreement, the by-laws or certificate of incorporation of the Company or any Affiliate, any agreement between you and the Company or any Affiliate or any Company benefit plan and (vii) any rights as an insured under any director’s and officer’s liability insurance policy.

(4)	Releasors. This General Release is being made by you for yourself and on behalf of your heirs, executors, administrators, dependents, trustees, legal representatives and assigns.

(5)	Restrictive Covenants. You hereby agree that you are still subject to the obligations under Section 8 of the Employment Agreement and such Section 8 and Section 9 of the Employment Agreement shall survive your termination of employment with the Company.

(6)	Enforceability. Based on executing this General Release, it is further understood and agreed that you covenant not to sue to challenge the enforceability of this General Release.

(7)	Consideration Period. The ability to receive compensation and benefits under the terms of the Employment Agreement, as applicable, will remain open for a forty-five (45) (45 days if part of a layoff of two or more individuals) or twenty-one (21) (21 days if a single termination) day period after the later of your termination of employment with the Company and the delivery of this General Release to give you an opportunity to consider the effect of this General Release. At your option, you may elect to execute this General Release on an earlier date. Additionally, you have seven (7) days after the date you execute this General Release to revoke it. As a result, this General Release will not be effective until eight (8) days after you execute it. We also want to advise you of your right to consult with legal counsel prior to executing a copy of this General Release.

You understand that your notice rescinding this General Release must be in writing and hand-delivered or mailed to the Company. If mailed, your notice rescinding this General Release must be:

A.	Postmarked within seven (7) days after you sign and deliver this General Release to the Company;

B.	Properly addressed to:

Univision Communications Inc.

605 Third Avenue

New York, NY 10158

Attn: Office of the General Counsel - Employment

And

C.	Sent by certified mail, return receipt requested, postage pre-paid.

(8)	Severability. If any provision of this General Release is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provision. On the contrary, such remaining provisions shall be fully severable, and this General Release shall be construed and enforced as if such invalid provisions never had been inserted in the General Release.

(9)	Entire Agreement. This General Release sets forth the entire understanding of the parties and supersedes any and all prior agreements, oral or written, relating to the subject matters contained herein and is legally binding and enforceable. This General Release may not be modified except by a written document, signed by you and by a duly authorized corporate officer of the Company.

(10)	Governing Law. This General Release shall be governed and interpreted under federal law and the laws of the State of New York without regard to principles of conflict of laws.

FINALLY, THIS IS TO EXPRESSLY ACKNOWLEDGE:

•	You have received a list of the ages and job descriptions of the individuals who are eligible to receive severance payments conditioned upon the signing of a similar General Release. (This bullet point only applies if the termination is part of a termination of layoff of a group. Otherwise the Company is not required to give a list of such ages and job descriptions.)

•	You have been provided a period of at least [twenty-one (21) days/forty-five (45) days] within which to consider the terms of this General Release;

•	You have been advised by the Company to consult with an attorney of your choosing in connection with this General Release;

•	You fully understand the significance of all of the terms and conditions of this General Release, and are signing this General Release voluntarily and of your own free will and without reservation or duress and assent to all the terms and conditions contained herein;

•	No promises or representations, written or oral, have been made to you by any person to induce you to sign this General Release other than the promise of payment set forth in Section 6 of the Employment Agreement.

I HEREBY STATE THAT I HAVE CAREFULLY READ THIS GENERAL RELEASE AND THAT I AM SIGNING THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY WITH THE FULL INTENT OF RELEASING THE RELEASEES FROM ANY AND ALL CLAIMS, EXCEPT AS SET FORTH HEREIN. FURTHER, IF SIGNED PRIOR TO THE COMPLETION OF THE FORTY-FIVE (45) OR TWENTY-ONE (21) DAY REVIEW PERIOD, THIS IS TO ACKNOWLEDGE THAT I KNOWINGLY AND VOLUNTARILY SIGNED THIS GENERAL RELEASE ON AN EARLIER DATE.

Date	Francisco J. Lopez-Balboa

Please return this fully executed General Release to the address set forth below:

Univision Communications Inc.

605 Third Avenue

New York, NY 10158

Attn: Office of the General Counsel - Employment